UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Commvault Systems, Inc.
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Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
July 3, 2018
To the Stockholders of Commvault Systems, Inc.:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Commvault Systems, Inc. (“Commvault” or the “Company”). The Annual Meeting will be held Thursday, August 23, 2018, at 9:00 a.m., local time, at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey.
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice Regarding the Availability of Proxy Materials instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice Regarding the Availability of Proxy Materials.
In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting. The Proxy Statement includes general information about Commvault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2018 is contained in the Annual Report to stockholders, a copy of which is available on the Internet as described in the Notice Regarding the Availability of Proxy Materials and a printed copy is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.
All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either using our telephone or internet voting procedures or by completing, executing and returning the proxy card which you have received from us. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.

Very truly yours,

N. ROBERT HAMMER Chairman, President and Chief Executive Officer

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 23, 2018

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 23, 2018
The Annual Meeting of Stockholders of Commvault Systems, Inc. will be held at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey on Thursday, August 23, 2018, at 9:00 a.m., local time.
The purposes of the meeting are:
1. To elect four Class III Directors for a term to expire at the 2021 Annual Meeting of Stockholders;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2019;
3. To approve additional shares to be available for grant under the Company’s 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”), as amended by the Second Amendment;
4. To vote, on an advisory basis, on executive compensation; and
5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on June 29, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Stockholders of record will be mailed a Notice Regarding the Availability of Proxy Materials on or around July 9, 2018, which provides stockholders with instructions on how to access the proxy materials on the Internet, and if they prefer, how to request paper copies of these materials.
Each stockholder is urged to either to utilize our telephone or Internet voting procedures to submit a proxy or to complete, date and sign the proxy card which you have received from us and return it to us in the envelope which we have provided and which requires no postage if mailed in the United States. Utilizing our telephone or Internet voting procedures to submit your proxy or sending in your proxy card will not prevent you from voting in person at the Annual Meeting.
This proxy statement and our annual report to stockholders are available at www.edocumentview.com/CVLT.

By Order of the Board of Directors

WARREN H. MONDSCHEIN Vice President, General Counsel and Secretary Chief Compliance Officer

Tinton Falls, New Jersey
July 3, 2018

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 23, 2018
July 3, 2018

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Commvault Systems, Inc. (which we refer to as we, us, our, Commvault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 23, 2018, or at any adjournment or postponement thereof. This proxy statement and the associated proxy card are first being made available at www.edocumentview.com/CVLT, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders, on or about July 9, 2018. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2018, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.
Voting Rights and Solicitation
June 29, 2018 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 45,580,075 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 1 Commvault Way, Tinton Falls, New Jersey, 07724 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.
Stockholders may provide voting instructions by completing, executing and returning the proxy card which we have provided. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card or the Notice Regarding Availability of Proxy Materials. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2019, (iii) FOR the approval of additional shares to be available for grant under the 2016 Incentive Plan, as amended by the Second Amendment, (iv) FOR approval, on an advisory basis, of executive compensation, and (v) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote with respect to directors and executive compensation is counted.
A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our Company or by attending the Annual Meeting and voting in person.
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting (in person or by proxy) is required (1) to elect directors, (2) to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2019, and (3) approval of additional shares to be available for grant under the Company’s 2016 Equity Incentive Plan. As a non-binding, advisory vote, there is no specific approval requirement for the advisory vote on executive compensation. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if the advisory vote on executive compensation receives the affirmative vote of a majority of the votes cast (in person or by proxy) on such proposal.
In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual Meeting, you must complete your voting over the Internet or by telephone so that it is received by 3:00 a.m. Eastern Standard Time on August 23, 2018. Similarly, in order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual Meeting, you must submit your voting instructions, so that your broker will be able to vote, by 11:59 p.m. Eastern Standard Time on August 22, 2018. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.
If you choose to vote your shares in person at the Annual Meeting, please bring the Notice Regarding the Availability of Proxy Materials containing your control number. Shares held in “street name” through your broker, bank or other nominee may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. You must bring such signed proxy to the Annual Meeting, along with an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on June 29, 2018.
Effect of Abstentions and Broker Non-Votes
Abstentions will be counted for the purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter and accordingly will be disregarded for the purpose of determining whether a nominee was elected as director or a matter was approved. As a result, abstentions have no effect on the outcome of the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent public accountants, or approval of additional shares to be available for grant under the Company’s 2016 Equity Incentive Plan. Similarly, abstentions have no effect on the advisory proposals to approve executive compensation.
If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter. As a result, broker non-votes have no effect on the outcome of the vote on any of the matters presented for your vote.
Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 2 (the ratification of the appointment of our independent auditors).

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each Class consists of four, except for Class III which consists of three, directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.
On April 30, 2018, the Company entered into a letter agreement (the “Cooperation Agreement”) with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, “Elliott”) in connection with Elliott’s notice of its intention to nominate four individuals for election as directors at the 2018 Annual Meeting. Pursuant to the Cooperation Agreement, the Company agreed to appoint two individuals identified by Elliott to the Board of Directors, subject to the reasonable approval of the Board of Directors (each a “New Director”) and to cause two current members of the Board of Directors to resign. Under the Cooperation Agreement, the Company agreed that one New Director would be designated as a Class I director and the other New Director would be designated as a Class II director. Elliott further agreed to certain customary standstill provisions, including withdrawing their proposed director candidates for election at the 2018 Annual Meeting and to voting in favor of the Company’s proposed slate of directors at the 2018 Annual Meeting.
The New Directors to be appointed in accordance with the Cooperation Agreement have not yet been identified. Under the Cooperation Agreement, such New Directors are to be identified and appointed by July 24, 2018. It is anticipated that, when identified and approved by the Board of Directors, one New Director will be appointed to each of Class I and Class II and that, in connection with such appointment, each of F. Robert Kurimsky and Armando Geday will resign from the Board of Directors.
Also, in light of the expected appointment of the New Directors, in order to equalize the number of directors in each Class, the Board of Directors also determined that YY Lee would be nominated at the 2018 Annual Meeting as a Class III director. Ms. Lee had originally been appointed as a Class II director, but with her initial term expiring at the 2018 Annual Meeting.
As a result of the actions described above, assuming the election of the Board’s nominees and the designation of the New Directors, following the Annual Meeting, each Class will consist of four, except for Class I which will consist of three, directors.
Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated N. Robert Hammer, Keith Geeslin, Cary B. Smith and YY Lee to hold office as Class III Directors until the annual meeting in 2021.
The persons named as proxy voters in the proxy card for our 2018 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. Commvault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.
You may vote for or against, or you may abstain from voting on, any or all of the director nominees. Assuming a quorum is present, the affirmative vote of a majority votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

OUR BOARD OF DIRECTORS
The following table shows information as of June 26, 2018 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since
N. Robert Hammer	76	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	64	Director, Executive Vice President and Chief Operating Officer	2008
Joseph F. Eazor(2)(3)	55	Director	2015
Frank J. Fanzilli Jr.(1)	61	Director	2002
Armando Geday(1)	56	Director	2000
Keith Geeslin(1)	65	Director	1996
F. Robert Kurimsky(2)(3)	79	Director	2001
Vivie “YY” Lee	50	Director	2018
Daniel Pulver(2)(3)(4)	49	Director	1999
Gary B. Smith(3)	57	Director	2004
David F. Walker(2)(3)	64	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)	Lead Director

Nominees for Election
N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led the leveraged buy-out of Norand from Pioneer Hi-Bred International, Inc. and then served as Norand’s Chairman through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.
As the chief executive officer of our company, Mr. Hammer is able to bring his comprehensive knowledge about Commvault’s business strategies, financial position and operations into Board deliberations. In addition, he has prior leadership experience in both public and private companies. He has expertise in both industry and finance matters. Mr. Hammer’s vision and business acumen are critical assets to the Board.
Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners since January 2004, a global private equity firm, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc.

Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Mr. Geeslin has a keen business sense. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with Commvault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.
Gary B. Smith has served as a director of our company since May 2004 and is chairman of our Nominations and Governance Committee. Prior to serving as chairman of our Nominations and Governance Committee, Mr. Smith served as our lead independent director. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a global supplier of telecommunications networking equipment, software and services. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Mr. Smith joined Ciena in November 1997, and previously served as the company’s chief operating officer and senior vice president, worldwide sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith is a member of the National Security Telecommunications Advisory Committee (NSTAC), is chairman of the Advisory Council to the Wake Forest Center for Entrepreneurship and participates in initiatives with the Center for Corporate Innovation.
Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as the chairman of our Nominations and Governance Committee.

Vivie “YY” Lee has served as a director of our company since February 2018. Prior to joining our board, Ms. Lee served as Chief Executive Officer for FirstRain, a business analytics platform company, from 2015 until that company was acquired by Ignite Technologies in August 2017. She joined FirstRain in 2005 where she served as Chief Operating Officer for ten years before becoming CEO.

Prior to joining FirstRain, Ms. Lee served as Senior Vice President and General Manager of Worldwide Services at Cadence Design Systems. In that position, she merged several services divisions into an industry-leading advanced technology operation. She held P&L responsibility for the business spanning R&D, go-to-market, sales, and support across global regions including the US, UK/EU, India, China, and Japan. Before Ms. Lee’s tenure at Cadence, she co-founded the software company Aqueduct Software, an enterprise-class software development solution for automating application data collection, profiling and analysis during iterative development, testing and deployment. Bootstrapping the company from the ground-up, she secured top-tier VC financing, and ultimately led the company through acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has also worked at Synopsys and 8x8 (formerly Integrated Information Technology, Inc.) in various product management roles. Ms. Lee holds an A.B. in mathematics from Harvard University.

Through her tenures at numerous start-up and mature Silicon Valley-based technology companies, Ms. Lee brings significant entrepreneurial and executive-level experience in the technology and software industry to the Board.  Her expertise in the IT space is broad, and provides the Board with tech-focused insight and perspective in the critical areas of operations, marketing and strategic development.

The Board of Directors recommends that you vote FOR each of the nominees listed above.

Continuing Directors
Class I Directors Whose Terms Expire in 2019
Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems. Prior to joining Rockwell, Mr. Geday held several other marketing positions at Harris Semiconductor. Mr. Geday serves on the board of TagSys. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. Mr. Geday has also advised leading private equity firms such as Texas Pacific Group, Francisco Partners and Index Ventures and is currently an entrepreneur involved with various internet and technology ventures.
From his chief executive officer experience in the technology industry, Mr. Geday has insightful perspectives on the operations, challenges and complex issues facing growing companies. Mr. Geday also brings extensive M&A, fundraising and international viewpoints to Board deliberations.
F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years leading numerous information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky served on the Board of the Advisory Council, a private IT research, education and consulting firm, from 2002 to 2007. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University and attended the Stanford Executive Program at Stanford University.
In particular, Mr. Kurimsky brings a customer focus to the Board with an understanding of what features, products and services are important to our customers.  Mr. Kurimsky’s engineering education also gives him perspectives on the technical side of our business, while his extensive management experience makes him a valuable member of our Nominations and Governance and Audit Committees.
David F. Walker has served as a director of our company since February 2006 and is chair of our Audit Committee. Mr. Walker also serves on the boards of directors of Chico’s FAS, Inc. and CoreLogic, Inc., currently chairing the board and the executive and audit committees at Chico’s, and chairing the audit committee and participating on the acquisition and strategic planning committee at CoreLogic. In addition, Mr. Walker previously served on the boards of directors of Atlantic Blue Group, Inc. during 2012, First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010.
Mr. Walker was employed as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 through 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Booth School of Business with concentrations in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is an NACD Board Leadership Fellow, a certified public accountant and a certified fraud examiner.
Mr. Walker’s governance, accounting and finance qualifications include an in depth understanding of risk oversight, accounting and financial reporting which is valuable to the Board of Directors, and he is an audit committee financial expert.

Joseph F. Eazor has served as a director of our company since October 2015. Since June 2017, Mr. Eazor has served as the chief executive officer of Rackspace, a leading provider of IT as a service in today’s multi-cloud world. Prior to Rackspace, Mr. Eazor served as chief executive officer and a director of Earthlink Holdings Corp from 2014 to 2017. Prior to joining Earthlink, Mr. Eazor worked as a consultant. From August 2011 until February 2013, he was Executive Vice President and COO of Global Sales and Customer Operations at EMC Corporation, a global leader in IT and business transformation. Beginning in 2003 he held executive level positions at Electronic Data Systems Corporation, an information technology equipment and services company, until Hewlett- Packard’s acquisition of Electronic Data Systems Corporation in August 2008. Mr. Eazor went on to serve as Senior Vice President and General Manager of HP Enterprise Services at Hewlett-Packard, an information technology corporation, from August 2008 to July 2010. From September 2010 to August 2011 he was a Director at McKinsey & Company, Inc., a management consulting firm. Mr. Eazor also serves on the Board of Discover Financial Services.
Mr. Eazor’s extensive experience in technology and IT services is valuable to the Board of Directors in directing our future. Mr. Eazor’s experience as a senior technology executive at other IT services companies, as well as his prior consulting experience, provides the Board of Directors with substantial sales, strategic planning, and operational experience and industry insight.
Class II Directors Whose Terms Expire in 2020
Alan G. Bunte has served as a director of our company since January 2008, as our Executive Vice President and Chief Operating Officer since October 2003 and as our senior vice president from December 1999 until October 2003. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.
Mr. Bunte’s detailed knowledge of the operational aspects of Commvault’s business, obtained through his role as chief operating officer, is a valuable resource for Board discussions and decision-making. The Board benefits from Mr. Bunte’s long experience with our company and its management. Mr. Bunte has a strong financial background. In addition, his industry experience provides the Board with valuable insights.
Frank J. Fanzilli, Jr. has served as a director of our company since July 2002.  Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he worked from 1985 until his retirement in 2002. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft (acquired by Oracle), nLayers (acquired by EMC), and InterWoven (acquired by HP/Autonomy). At InterWoven, he was also chairman of the board and chairman of its strategy committee. Mr. Fanzilli has also been a member of the compensation, nominating and governance committee and audit committee on several public and private company boards. In addition to Commvault, Mr. Fanzilli currently serves on the boards of directors of SugarCRM, EnterpriseDB and iBoss. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University, where he was the Marcus Nadler Scholar.  He also completed the Stanford University Directors College for corporate directors and officers.
Mr. Fanzilli has extensive experience in information technology, and maintains an extensive network of C-Level executives in the IT industry.  He brings to Commvault the perspective of a corporate user of information systems and services, as well as the insights and perspective of an engineer and software developer.  He has served in executive operational positions at large financial and technology companies, which has provided him with experience, knowledge and contacts in the information technology industry.  Mr. Fanzilli’s insights in this core area of Commvault’s business is very useful to the Board, and Mr. Fanzilli also contributes a customer perspective to the Board, which enables him to assist the company in sales and customer engagements.  In addition, Mr. Fanzilli has held various public company directorships and brings that experience to Commvault as well.
Daniel Pulver has served as a director of our company since October 1999 and as our lead independent director since July 2013. Prior to serving as our lead director, Mr. Pulver served as the chairman of our Nominations and Governance Committee. Mr. Pulver is a founder and managing member of Pulver Capital Management. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of several private technology companies. In addition, he served on the board of directors of the NeuroMatrix Group from 2009 to 2012 and Accellent Inc. from 2005 to 2006. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our company.

Mr. Pulver has extensive private equity and investment banking experience in technology industries, which has given him both business and finance expertise which is valuable to the board. He brings financial management and financial analysis perspective to Board. In addition, Mr. Pulver has held directorships, including a public company directorship, and brings that experience to the Board. The combination of his experience makes him well suited to serve as our company’s lead independent director.
CORPORATE GOVERNANCE
Overview
We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.
Independence of Directors

•	Nine of our eleven current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Pulver.
Majority Voting for Directors

•	We have adopted a majority vote standard for the election of directors in an uncontested election.

•
If an incumbent director does not receive a majority of the votes cast in an uncontested election, that director must promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors.

Audit Committee

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•
Two members of the Audit Committee, Messrs. Walker and Eazor, qualify as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.
Compensation Committee

•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards and applicable SEC rules.

•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.
Nominations and Governance Committee

•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.

•
The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.
Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller.

•
We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.
Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the Commvault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com, from the Investor Relations tab. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.
Majority Vote Standard and Resignation Policy in Director Elections
A majority vote standard, as described in our Bylaws, applies to the election of directors. In uncontested elections, if a quorum is present or represented, directors are elected by an affirmative vote of a majority of the votes cast.
If an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director shall promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors. Within 90 days after certification of the results of the stockholder vote, the Board of Directors shall act on the resignation, taking into account, among other things, a recommendation of the Company’s Nominations and Governance Committee. Within four business days after the Board of Directors formally decides whether or not to accept the resignation, the Company will publicly disclose that decision, together with an explanation of the process (and the reasons for rejecting the resignation, if applicable) in a press release, in Form 8-K or other filing with the Securities and Exchange Commission or by other public announcement. Any director whose resignation is being so considered may not participate in the Nominations and Governance Committee’s recommendation or the Board of Director’s decision on the resignation. If the resignations of a majority of the members of the Nominations and Governance Committee were to become effective as a result of this procedure, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.
The Board of Directors and Its Committees
General. Our Board of Directors currently comprises eleven members, nine of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.

Our Board of Directors has determined that Messrs. Joseph F. Eazor, Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith, David F. Walker and YY Lee, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq corporate governance listing standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominations and Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, stockholder or other officer of an organization that has a relationship with our company).
During the year ended March 31, 2018, our Board of Directors held five meetings. All of our directors who served in the year ended March 31, 2018, attended more than 80% of the meetings of the Board of Directors and meetings of the committees of the Board on which the director served. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Pulver acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.
Because we do not schedule a Board of Directors meeting to coincide with our Annual Meeting, attendance at our Annual Meeting by our directors is encouraged but not required. With the exception of YY Lee who was appointed in February of 2018, all of our directors attended our 2017 Annual Meeting telephonically or in person. The Board of Directors has three standing committees. These committees have the responsibilities and authority described later in this section.
Board Leadership Structure. Commvault’s policy regarding its leadership structure is to adopt the practice which best serves our company’s needs at any particular time. Our Board has currently determined that the most effective leadership structure for our company is for N. Robert Hammer to serve as both Chairman and Chief Executive Officer.
Mr. Hammer has consistently provided strong leadership to our company and Board since becoming Chairman and Chief Executive Officer in March 1998. His strategic vision and financial discipline have been integral to our company’s growth. Mr. Hammer’s dual role provides the opportunity for better decision making and Board leadership given the greater level of information provided through his access to both management and the Board. The dual role provides a high level of communication between management and the Board on all matters and capitalizes on Mr. Hammer’s successful history in leading both our company and the Board. The Board currently believes having on person serve as both Chief Executive Officer and Chairman of the Board also eliminates the potential of duplication of efforts and inconsistent actions, enabling the Board and management to work effectively toward the same goals and strategy.
While Mr. Hammer serves as Chairman, strong independent Board leadership is exerted by our lead independent director, Daniel Pulver, who provides additional support to the corporate governance structure. Under our Corporate Governance Policies, the lead independent director is responsible to coordinate the activities of the other independent directors and to fulfill other responsibilities established by the Board or the independent directors. Currently, our lead independent director’s specific responsibilities include presiding at executive sessions of the Board and facilitating communication between Board members and the Chairman. Our lead director also communicates to the CEO on issues identified by the other independent directors. As a member of the Nominations and Governance Committee, Mr. Pulver participates in the annual Board performance evaluation process and in the assessment of our company’s Governance Policies. The lead independent director, and many of the other directors, communicates with the Chairman and Chief Executive Officer regarding appropriate agenda topics and other board related matters. In accordance with our Corporate Governance Policies, no director may serve as lead independent director for more than seven consecutive years.
On May 1, 2018, the Company announced that the Board of Directors and Mr. Hammer had determined to commence a search for a new Chief Executive Officer. Mr. Hammer will continue to lead the Company as Chairman, CEO and President until his successor is appointed. It is anticipated that Mr. Hammer will remain as Chairman of the Board after his successor is appointed.
Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function, compliance matters and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.
At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further, because the Chief Executive Officer and Chief Operating Officer are directors, they bring a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities.
Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky, Pulver and Eazor. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that Messrs. Walker and Eazor qualify as an “audit committee financial expert” as that term is defined in the SEC rules, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
The Audit Committee operates under a written charter. The Audit Committee held four meetings in the year ended March 31, 2018. A report of the Audit Committee appears elsewhere in this proxy statement.
Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.
The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Compensia, also provide additional services at the request of our company. In fiscal year 2018, the Compensation Committee and management jointly engaged Compensia for services that included assistance and advice in the formulation of our company’s cash and equity compensation programs. The Compensation Committee reviewed the independence of Compensia under SEC and Nasdaq rules and concluded that its works had not raised any conflict of interest.
The Compensation Committee operates under a written charter. The Compensation Committee held two meetings and the Committee, or a sub-committee thereof, acted by unanimous written consent 13 times during fiscal year 2018. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.”
Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Smith (Chairman), Eazor, Kurimsky, Pulver and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of diversity, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board. In addition to the foregoing, the Nominations & Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds.
In connection with our search for a new chief executive officer, we have retained an executive search firm to assist in the identification and recruiting of potential candidates.
If the Nominations and Governance Committee receives, prior to the date that is 120 days before the anniversary of the date of mailing for the prior year’s proxy statement, a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of our company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominations and Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.
If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.
Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:

•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

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a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.

The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met three times in the year ended March 31, 2018.

Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.
Corporate Secretary
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724

You may submit your concern anonymously or confidentially by postal mail.
Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through the Investor Relations section of our website at www.commvault.com. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.
Board Diversity. The Board of Directors has adopted a policy on Board diversity to be implemented by the Nominations and Governance Committee.  This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company's governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to the foregoing, the Nominations & Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s 2018 annual meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee’s and director’s biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.
Transactions with Related Persons
The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon the our ethics and governance guidelines.
During the first quarter of fiscal 2018, one of our Directors, Joseph F. Eazor, was hired as the CEO of Rackspace, Inc (Rackspace). Rackspace has been a customer of the Company since 2006. Total recognized revenue related to Rackspace in fiscal 2018 was $10.0 million. This total includes the renewal of a subscription software license in March 2018 for $4.8 million. The outstanding accounts receivable from this customer as of March 31, 2018 is $5.7 million. Rackspace continues to be a customer during the current fiscal year, but the amount of Company revenues related to Rackspace for the current fiscal year cannot yet be determined.
We did not enter into any other Related Persons Transactions during the year ended March 31, 2018.
We have a Code of Business Ethics and Conduct, a copy of which is posted on the Investor Relations portion of our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Worldwide Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms furnished to us during the year ended March 31, 2018, and upon the written representations received by us from certain of our directors and executive officers, we believe that our officers and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2018, except that each of Bob Hammer, Al Bunte, Brian Carolan, Ron Miiller and Gary Merrill each had 2 late filings related primarily to the vesting of performance share units, due to administrative errors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table shows, as of May 31, 2018, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options, restricted stock units (including performance-based stock units), and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Directors
N. Robert Hammer(1)	3,604,261	7.7%
Alan G. Bunte(2)	1,265,280	2.7%
Frank J. Fanzilli, Jr.(3)	145,656	*
Joseph F. Eazor	8,638	*
Armando Geday(4)	111,889	*
Keith Geeslin(5)	52,711	*
F. Robert Kurimsky(6)	94,682	*
Vivie “YY” Lee	—	—
Daniel Pulver(7)	135,055	*
Gary B. Smith(8)	76,555	*
David F. Walker(9)	65,943	*
Named Executive Officers that are not Directors
Brian Carolan(10)	243,740	*
Ron Miiller(11)	326,902	*
All directors and named executive officers and directors as a group	6,131,312	13.4%

*	Less than 1%.

(1)	Includes options to acquire 1,136,839 shares of common stock which are exercisable within 60 days of May 31, 2018 and 2,050 restricted stock units which vest within 60 days of May 31, 2018.

(2)	Includes options to acquire 841,906 shares of common stock which are exercisable within 60 days of May 31, 2018 and 2,240 restricted stock units which vest within 60 days of May 31, 2018.

(3)	Includes options to acquire 35,750 shares of common stock which are exercisable within 60 days of May 31, 2018.

(4)	Includes options to acquire 43,250 shares of common stock which are exercisable within 60 days of May 31, 2018.

(5)	Includes options to acquire 24,500 shares of common stock which are exercisable within 60 days of May 31, 2018.

(6)	Includes options to acquire 43,250 shares of common stock which are exercisable within 60 days of May 31, 2018.

(7)	Includes options to acquire 43,250 shares of common stock which are exercisable within 60 days of May 31, 2018.

(8)	Includes options to acquire 43,250 shares of common stock which are exercisable within 60 days of May 31, 2018.

(9)	Includes options to acquire 32,000 shares of common stock which are exercisable within 60 days of May 31, 2018.

(10)	Includes options to acquire 182,706 shares of common stock which are exercisable within 60 days of May 31, 2018 and 1,752 restricted stock units which vest within 60 days of May 31, 2018.

(11)	Includes options to acquire 282,021 shares of common stock which are exercisable within 60 days of May 31, 2018 and 1,769 restricted stock units which vest within 60 days of May 31, 2018.

Certain Other Stockholders

The following table sets forth, as of May 31, 2018 (except to the extent otherwise indicated), certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Elliott Associates, L.P. (1) 40 West 57th Street New York, NY 10019	5,605,462	12.3%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	4,424,276	9.7%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	3,593,724	7.9%

(1)
Based solely on a Schedule 13D/A filed on May 1, 2018, by Elliott Associates, L.P., except for Percent of Common Stock Outstanding. Includes 2,077,461 shares of Common Stock underlying Physical Derivative Agreements.

(2)	Based solely on a Schedule 13G/A filed on January 23, 2018, by BlackRock, Inc., except for Percent of Common Stock Outstanding.

(3)	Based solely on a Schedule 13G filed on February 9, 2018, by the Vanguard Group, except for Percent of Common Stock Outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the compensation of our executive officers who were serving as executive officers as of March 31, 2018. As of March 31, 2018, the Company had four executive officers.

N. Robert Hammer	Chairman, President and Chief Executive Officer
Alan G. Bunte	Executive Vice President and Chief Operating Officer
Brian Carolan	Vice President and Chief Financial Officer
Ron Miiller	Senior Vice President of Worldwide Sales

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing and continually monitoring adherence with our company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of our company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli, Geeslin and Geday. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Listing Rules and as determined by the Board of Directors. The Compensation Committee meets as necessary during the fiscal year as well as considers and takes action by written consent.

Executive Summary
We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Commvault. Therefore, the philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals by our company, with the ultimate objective of improving long-term stockholder value.
Consideration of Prior Advisory Vote on Executive Compensation
Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our named executive officers. Our Compensation Committee periodically undertakes a top-to-bottom review of our executive compensation programs to better align our compensation plan with our pay-for-performance philosophy, to account for changing industry compensation practices and to meet the expectations of our stockholders.  At our Annual Meeting of Stockholders held on August 24, 2017, 90% of our stockholders voted for the “say on pay” executive compensation proposal.
We believe the approval by our shareholders in the prior year was the result of the steps we took in transforming our executive compensation program over the last several years. We believe that these steps further align executives with our stockholders and creates a significant performance-focus to our reward system. During our stockholder outreach in recent years, we heard feedback from our stockholders that desired further alignment between equity awards and the achievement of specific financial goals. We also heard that such alignment should apply to more than just our CEO.

Based in part on this feedback, we made the following key changes to our equity program for fiscal 2017 that we continued in fiscal 2018:

•
Established aggressive performance targets and paid performance-based cash bonuses earned under our non-equity incentive plans for our executive and senior management that reflected the achievement of high levels of financial and operational performance.

•	Equity awards for the fiscal year are made in May of the fiscal year, rather than in October. This allows us to align our grant timing with the beginning of the fiscal year and our fiscal year goals.

•	Equity awards consisted of the following three components, with the weighting of each component varying by named executive officer:

Vehicle	CEO/COO Weighting	Weighting for other NEOs (and Senior Leaders)
Financial performance stock units, linked to revenue and non-GAAP operating income	33%	25%
Total shareholder return performance stock units	33%	25%
Time-vested restricted stock units	34%	50%

Pay for Performance
We believe our executive compensation program has been designed to pay for performance and is aligned with the long-term value of Commvault. For example, we believe the charts below demonstrate the correlation between our performance and the compensation we paid to our Chairman, President and CEO, Mr. Hammer, over the last five fiscal years.

1)
Non-GAAP EBIT (or non-GAAP income from operations) is defined as income from operations excluding noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that non-GAAP EBIT is a useful metric for management and investors because it compares Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses that are excluded in the computation of non-GAAP EBIT. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of non-GAAP EBIT.

2)	Reflects non-equity cash incentive plan compensation. See heading below labeled “Non-Equity Incentive Plan Compensation” for more details.

3)	Reflects the aggregate grant price fair value of stock option and restricted stock unit awards computed in accordance with FASB ASC Topic 718.

4)	Reflects the stock price on the last business day of the fiscal year.

Mix of Compensation Elements. Our fiscal 2018 executive compensation program consists of three principal elements: base salary, non-equity cash incentive awards and long-term equity-based incentive awards. The chart below illustrates the overall mix of compensation components for our CEO in total for fiscal 2018. Consistent with our pay for performance philosophy, the majority of CEO’s compensation in fiscal 2018 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based element, we believe we create an incentive for our CEO to achieve long-term stockholder value.

Fiscal 2018 Financial Highlights. Fiscal 2018 revenues were $699.4 million, an increase of 8% from fiscal 2017. In addition, non-GAAP income from operations for fiscal 2018 was $76.0 million. Our fiscal 2018 financial results were the basis of the non-equity cash incentive compensation paid to our executive officers. The following table illustrates our financial results in fiscal 2018 in terms of total revenue, non-GAAP EBIT and non-GAAP diluted earnings per share, which the Compensation Committee takes into account when making compensation decisions. Note that the fiscal 2017 results shown below were adjusted from the prior year as a result of the full retrospective adoption of ASC 606 as of April 1, 2017. See Note 2 of the audited financial statements included in our 10-K for the fiscal year ended March 31, 2018 for a discussion of recently issued accounting standards.

	Fiscal 2018	Fiscal 2017	% Change 2016 to 2017
Revenue (in millions)	$699.4	$645.0	8%
Non-GAAP Income from Operations (EBIT) (in millions)	$76.0	$74.5	2%
Non-GAAP Diluted Earnings per Share (EPS) (1)	$1.03	$1.01	2%
Stock Price (on last business day)	$57.20	$50.80	13%

1)
Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, and our share of loss from our equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2018 and fiscal 2017. We believe that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of Non-GAAP EPS.

Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” section of this Compensation Discussion and Analysis for additional detail about our non-GAAP financial measures.

Compensation Philosophy and Objectives

As a growing high-technology company, we operate in an extremely competitive and rapidly changing industry. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals of our Company, with the ultimate objective of improving long-term stockholder value.
The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability, as the Compensation Committee believes that revenue growth and profitability are the most direct drivers of long-term stockholder value. To that end, the Compensation Committee believes executive compensation packages provided by our Company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of restricted stock and performance-based stock units and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon, rather than rigid guidelines or formulas, in determining total executive compensation and the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our Company at the beginning of the year, the nature and scope of the executive’s responsibilities, effectiveness in leading initiatives to achieve corporate goals and conducting all activities in a manner consistent with our core company values.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.

Performance Measures

The performance measures selected by our Compensation Committee for determination of the CEO’s cash bonus and applicable components of senior management’s equity compensation were revenue and non-GAAP EBIT targets because of its belief that they were the most relevant measures of the Company’s financial performance at the time and are a good measure of stockholder value. In fact, as part of our regular stockholder engagements, it is the case that stockholders typically focus on our revenue and non-GAAP EBIT performance as the best measurement of our performance. Further, in our public communications (including on earnings calls), our disclosures typically reference revenue and non-GAAP EBIT performance measures, in addition to our GAAP measures, as measurements of how we view our own performance. In other words, these metrics are most closely tied to how we manage the business. In making its determination, our Compensation Committee took into consideration that our CEO owns a significant stock position in the Company; thus aligning his interests in stock price performance with those of other stockholders.

Because our Compensation Committee believes that revenue and non-GAAP EBIT targets are the most relevant measures of the Company’s financial performance, it has chosen to use such metrics for both the CEO’s cash bonus and certain components of senior management’s equity compensation to further drive stockholder value. In that regard, the Compensation Committee believes that it has established aggressive performance goal targets. The rigor of our metrics and aggressive performance goal targets are evidenced by the CEO’s recent performance against the targets. Over the past three fiscal years the CEO’s average attainment was 62% (53%, 132%, and 0% in fiscal 2018, 2017 and 2016, respectively). In fiscal 2016, the Compensation Committee expanded the performance measures to include Total Shareholder Return (“TSR”). A significant portion of the restricted stock units awarded to the CEO and other senior executives are contingent on the performance of the Company’s stock against the Russell 3000 index over the next three years.

The following tables show the Company’s recent performance against the measures used to determine the CEO’s cash bonus and applicable components of senior management’s equity compensation:

Performance Vesting RSUs / CEO Cash Bonus Financial Performance
Grant	May 2016 (Fiscal 2017)	May 2017 (Fiscal 2018)

Revenue Achievement	102%	98%
Non-GAAP EBIT Achievement	110%	79%
Payout % Based on Scale	132%	53%

Performance Vesting RSUs - Total Shareholder Return (TSR)
Grant	October 2015	May 2016	May 2017
Actual Vest %:
First Annual Tranche	200%	111%	159%
Second Annual Tranche	196%	143%	TBD
Third Annual Tranche	TBD	TBD	TBD

The Compensation Committee also considered the appropriate time horizon for the performance measures used in the CEO compensation plan and determined that single year performance metrics, and a three year vesting period, were most appropriate in light of the other components of the CEO’s compensation plan. In making its determination, our Compensation Committee took into consideration the Company’s use of multi-year vesting periods for equity awards (generally three years) to emphasize a longer-term perspective and the frequency of such awards, which historically and currently are awarded as part of the CEO’s compensation on a yearly basis. Due to the recurring nature of these grants on a yearly basis and their accompanying performance measures in the following year’s financial results, our Compensation Committee believes that multi-year performance measures tied to a single equity grant are less relevant. Our Compensation Committee also took into consideration our CEO’s significant stock position in the Company in determining whether our CEO’s interests are adequately aligned with the long-term interests of stockholders. We believe that the multiple-year vesting requirements also serve an important retention purpose, as our CEO must remain employed for the full vesting period in order to receive the benefits of these awards.

Peer Analysis of Executive Compensation

In the fourth quarter of fiscal 2017, the Company and our Compensation Committee jointly engaged Compensia, Inc. to conduct a review and provide peer analysis information for structuring our base salary, non-equity incentive plan compensation programs and long-term equity incentive plan programs. The Compensation Committee and management used this data to ensure that our compensation programs are optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with comparable technology industry companies. The research provided by Compensia included compensation data a peer group of 17 technology and related industry companies with annual revenue ranging from $293 million to $1.1 billion (median revenue was $708 million), market capitalization ranging at the time from $1.2 billion to $5.8 billion (median market capitalization was $2.7 billion). At the time the peer group was finalized, Commvault’s revenue for the trailing four quarters was $627 million (43rd percentile in the peer group) and market capitalization was $2.4 billion (46th percentile).

The peer companies included in research provided by Compensia were ACI Worldwide; Aspen Technology; athenahealth; Barracuda Networks; Blackbaud; Cornerstone OnDemand; Fair Isaac; FireEye; Gigamon; Manhattan Associates; MicroStrategy; NetScout Systems; Pegasystems; Progress Software; Synchronoss Technologies; Tableau Software; and Ultimate Software Group.

The Committee utilized this peer group for decisions throughout fiscal 2018. The Company and the Committee review this peer group annually and make changes as needed to ensure its appropriateness for future decisions.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits.

Base salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally compare our executive officer base salaries to the 45th - 80th percentile of the technology industry compensation data obtained. We compare this range, allowing for compensation at the upper reaches where appropriate, because executive compensation in the technology industry is intensely competitive and some of our competitors are larger organizations that compensate executive management at greater levels than organizations of our size. Due to the intense competition to both attract and retain talent, it is appropriate to target compensation for our executives at these levels. In some circumstances, such as the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance, we may need to provide compensation above these ranges.

Salary levels are typically reviewed annually each October as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the analysis provided by Compensia discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review in October 2016; and the overall experience of each executive officer when approving the base salary levels that became effective in October 2017. The table below shows the fiscal 2017 and 2018 base salary rates for each named executive officers:

Name and Principal Position Held	Fiscal 2018 Salary (1)	Fiscal 2017 Salary (1)	Amount of Increase	Percentage Increase
N. Robert Hammer (2) Chairman, President and Chief Executive Officer	$628,000	$628,000	$—	—%
Alan G. Bunte (3) Executive Vice President and Chief Operating Officer	541,000	541,000	—	—%
Brian Carolan (4) Vice President and Chief Financial Officer	397,000	397,000	—	—%
Ron Miiller (5) Senior Vice President of Worldwide Sales	371,000	371,000	—	—%

(1)	Base salaries were effective since October 2016.

(2)	In fiscal 2018, Mr. Hammer’s base salary was at approximately the 65th percentile of the technology industry compensation data obtained.

(3)	In fiscal 2018, Mr. Bunte’s base salary was at approximately the 65th percentile of the technology industry compensation data obtained.

(4)	In fiscal 2018, Mr. Carolan’s base salary at approximately the 45th percentile of the technology industry compensation data obtained.

(5)	In Fiscal 2018, Mr. Miiller’s base salary was at approximately the 80th percentile of the technology industry compensation data obtained.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2018, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultant discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives.

Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. We believe that our target non-equity incentive compensation levels are competitive, which we define as the sum of base salary and target non-equity incentive plan compensation falls between the 35th - 90th percentile of the technology industry compensation data obtained. These metrics and benchmarking targets were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives that are higher than the industry average. These targets are only achievable as the result of performance that exceeds industry averages.

Mr. Hammer - Fiscal 2018 Non-Equity Incentive Compensation

Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to 105% of his $628,000 ending base salary for fiscal 2018. Mr. Hammer’s target bonus is based on our company’s total revenue and non-GAAP income from operations (EBIT) achievement against the financial plan approved by our Board of Directors. The Compensation Committee evaluates Mr. Hammer based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations (EBIT) drives our ability to increase stockholder value.

For fiscal 2018, the Compensation Committee established two separate objectives to determine Mr. Hammer’s non-equity incentive plan award:

•	60% of the award was based on total revenue and

•	40% was based on full-year non-GAAP EBIT.

The terms of Mr. Hammer’s fiscal 2018 non-equity incentive plan contained both minimum threshold amounts that must be achieved to qualify for an award as well as additional payment amounts for surpassing the performance metrics. Specifically, actual results below 92% of revenue, and 82% of full-year non-GAAP EBIT targets result in no payment for the respective target.

Revenue - 60% of total award factor
Financial Performance Achievement	% of Target Earned
< 92%	0%
92%	60%
100%	100%
110%	175%
Scale is linear between shown points

Non-GAAP EBIT - 40% of total award factor
Financial Performance Achievement	% of Target Earned
< 82%	0%
82%	50%
100%	100%
120%	175%
Scale is linear between shown points

Actual revenue for fiscal 2018 was $699.4 million, and actual full-year non-GAAP income from operations was $76.0 million. As a result, Mr. Hammer was awarded $349,757, or approximately 53% of his fiscal 2018 target bonus amount, related to achievement against his total revenue (88% of target earned) and non-GAAP EBIT performance targets (0% of target earned).

Mr. Bunte and Mr. Carolan - Fiscal 2018 Non-Equity Incentive Compensation

Our Chief Operating Officer, Alan Bunte and our Chief Financial Officer, Brian Carolan, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2018, Mr. Bunte’s target bonus was 100% of his $541,000 ending fiscal 2018 base salary and Mr. Carolan’s target bonus was 60% of his $397,000 ending fiscal 2018 base salary. Non-equity incentive plan compensation awarded to Messrs. Bunte and Carolan is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. The performance goals for Messrs. Bunte and Carolan are both quantitative and qualitative. With respect to quantitative goals for fiscal 2018, Messrs. Bunte and Carolan were measured against the same performance objectives as Mr. Hammer. However, Mr. Hammer and the Compensation Committee also consider achievement against qualitative objectives which are subjective in nature. Therefore, the ultimate non-equity incentive compensation achievement percentage awarded to Messrs. Bunte and Carolan may be either higher or lower than that of Mr. Hammer’s strictly quantitative calculation. Mr. Hammer and the Compensation Committee do not use a specific formula or apply specific weights when evaluating performance and the resulting impact that such qualitative objectives have on the overall non-equity incentive compensation payout. Instead, Mr. Hammer and the Compensation Committee use business judgment to determine an appropriate award after considering both the quantitative and qualitative objectives. Among the most important qualitative factors used to evaluate the performance of Messrs. Bunte and Carolan are: innovation; leadership; strategic planning; product development initiatives and achievements; financial and operational excellence; customer satisfaction; and staff development.

Mr. Bunte also received a fiscal 2018 non-equity incentive award that was 53% of his target bonus amount resulting in a non-equity incentive plan compensation of $287,000, or 53%, of his base salary which was consistent with Mr. Hammer’s quantitative bonus calculation.

Mr. Carolan received a fiscal 2018 non-equity incentive award that was 80% of his target bonus amount resulting in a non-equity incentive plan compensation of $191,000, or 48%, of his ending fiscal 2018 base salary. In determining Mr. Carolan’s bonus award, Mr. Hammer and the Compensation Committee considered the following fiscal 2018 achievements in addition to the financial performance of our company. Mr. Carolan worked closely with Mr. Hammer and Mr. Bunte to lead company-wide efforts focused on strategic initiatives as well as resource and related investment decisions. Also, Mr. Carolan’s leadership of the maintenance and support renewals team was considered in the determination of his bonus award. During fiscal 2018, Mr. Carolan led the Company’s significant initiative related to the transition to subscription pricing and supervised the Company’s early adoption of the new revenue standard “ASC 606” effective April 1, 2017. Mr. Carolan also continued to oversee responsibility over certain administrative functions such as IT operations.

Mr. Miiller - Fiscal 2018 Non-Equity Incentive Compensation

Our Senior Vice President of Worldwide Sales, Ron Miiller, is eligible for non-equity incentive plan compensation with a target bonus potential equal to 100% of his $371,000 ending base salary for fiscal 2018. His fiscal 2018 non-equity incentive plan compensation is based on quarterly attainment related to worldwide commissionable software bookings; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Commissionable software bookings generally consists of the dollar amount of software orders executed during the fiscal period for which software bookings has been recognized or will be recognized generally in the one to two subsequent fiscal quarters. We believe compensating Mr. Miiller based on commissionable software revenue aligns his compensation with the employees within the field organization whose compensation is directly influenced by our field sales employees’ efforts. The total combined amounts for worldwide maintenance support revenue and worldwide professional services revenue are reported in the services revenue line item contained in our consolidated statement of operations.

Mr. Miiller’s non-equity incentive plan is most heavily weighted toward worldwide commissionable software bookings because he is primarily responsible for growing our worldwide software revenue. As a result, Mr. Miiller’s fiscal 2018 non-equity incentive plan was weighted 65% to worldwide commissionable software bookings; 15% to non-GAAP income from operations (EBIT); 10% to worldwide maintenance revenue; and 10% to worldwide professional services revenue. Mr. Miiller’s quarterly target pay-out for commissionable software bookings, maintenance support revenue and professional services revenue totals $78,838 per quarter (or $315,350 for the entire annual period) and his annual target pay-out for non-GAAP income from operations (EBIT) totals $55,650 for the entire fiscal year period.

The following table details the relationship between the percentage of commissionable software bookings, maintenance support revenue and professional services revenue targets achieved to the percentage of his $78,838 quarterly commission award earned.

	Target Achieved in Relation to Commission Award Earned
% of target achieved	50%	70%	75%	80%	85%	90%	95%	100%	105%	107%	110%	115%
Commission award earned	40%	60%	70%	75%	85%	90%	95%	100%	110%	120%	140%	150%

The maximum quarterly commission payout allowed under Mr. Miiller’s compensation plan is 150% achievement of the applicable revenue target. No quarterly payment is made for less than 50% achievement of the individual target revenue amounts.

On an annual basis for fiscal 2018, the total annual commissionable software bookings achievement needed to obtain the annual minimum 50% threshold payout of $96,460 on the commissionable software bookings component was $181.0 million. The similar total for annual customer support revenue and professional services revenue, which we report as services revenue in our public filings, needed to obtain the combined 50% threshold payout of $29,680 was $188.3 million.

The table above also details the relationship between the percentage of the non-GAAP income from operations (EBIT) target achieved to the percentage of his annual commission award earned. The maximum commission payout allowed under Mr. Miiller’s compensation plan is 150% achievement of the applicable non-GAAP operating income (EBIT) target. No payment is made for less than 50% achievement of the non-GAAP income from operations (EBIT) target amount. On an annual basis for fiscal 2018, the total annual non-GAAP income from operations achievement needed to obtain the annual minimum 50% threshold payout of $22,260 on the non-GAAP income from operations component was $48.0 million.

Mr. Miiller’s non-equity incentive plan compensation also contains a quarterly consistency bonus calculation for his commissionable software revenue component. Under the quarterly consistency bonus calculation, for each quarterly performance that was at least 100% attainment and the preceding quarter(s) were also at least 100% attainment, the quarterly consistency achievement bonus will be awarded as follows:

Sequential Quarters At or Above 100% Attainment	Consistency Award Factor (1)
One	10%
Two	15%
Three	20%

(1)	The consistency award factor is equal to the percentage in the above table multiplied by the quarterly non-equity incentive plan potential for the applicable compensation

Mr. Miiller was awarded $321,245 or 87% of his target commission award for fiscal 2018. No amounts were paid to Mr. Miiller under the terms of his quarterly consistency bonus.

We believe that the performance targets set for Mr. Miiller are challenging and require substantial effort in order to be attained which is evidenced by Mr. Miiller’s historical achievements against his performance targets of 56% in fiscal 2015, 94% in fiscal 2017, and 87% in fiscal 2018. Mr. Miiller’s compensation plan includes quarter over quarter sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2016 Equity Incentive Plan, which is designed to provide employees, directors and other service providers with appropriate incentives to perform in a superior manner and to achieve long-range goals and to align the interests of plan participants with those of stockholders. The 2016 Equity Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, full value awards (including restricted stock awards, restricted stock units (including performance-based stock units), and performance stock awards) based on, or related to, shares of our company’s common stock and cash incentive awards which are contingent on performance. As of March 31, 2018, we have only granted restricted stock units and performance-based stock units under the 2016 Equity Incentive Plan to our executive officers (and not other types of awards such as options). We previously granted stock options under a prior stock incentive plan. We anticipate that future grants under the 2016 Equity Incentive Plan will continue to be limited to restricted stock units and performance-based stock units. Our restricted stock units generally vest over three years. We currently do not anticipate granting any stock options.

We account for equity compensation paid to all of our employees under the rules of ASC 718 Compensation - Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, a significant stock grant is made to a new executive officer when that executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted and such performance is taken into account when determining equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. The annual long-term equity incentive award granted to our executives during fiscal 2018 occurred in May 2017 and was considered to be our fiscal 2018 long-term equity incentive award.

In anticipation of this equity award granted in May 2017, we utilized the technology industry compensation data described above in the “Peer Analysis of Executive Compensation” section to obtain comparable market data. In determining the amount of the long-term equity incentive awards granted in May 2017, we reviewed the technology peer group data obtained primarily related to the grant date fair value of shares awarded. The long-term equity incentive awards granted in May 2017 were generally targeted around the 60th percentile of the technology industry compensation data obtained.

Our Compensation Committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers should contain a mix of time-vested restricted stock units and performance-based stock units. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution to our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent. As a result, the Compensation Committee allocated the value of Mr. Hammer’s long-term equity incentive award approximately 40% to TSR performance-based stock unit awards (based on Monte Carlo valuation), 29% to Financial Performance Awards and 31% to restricted stock units. The TSR awards vest based on the performance of the Company’s stock against the Russell 3000 index over the next three years. A third of the grant vests each year based on cumulative performance since the grant date.

Award Type	Shares Granted	Description
Time Vesting RSUs	27,294	Vesting in three equal annual installments beginning on the one year anniversary of the grant date
Performance Vesting RSUs - TSRs	26,492	Performance awards vest according to meeting certain CVLT stock price thresholds against the Russell 3,000 index, shown below (also subject to our customary three year vesting)
Performance Vesting RSUs - Financial Performance Awards	26,492	Performance awards vest according to meeting certain revenue and Non-GAAP EBIT targets, shown below. (also subject to our customary three year vesting)

•The sliding scales for the performance-based units are as follows:

Relative TSR Percentile Rank	% of Target PSU Earned
< 25th	0%
25th	50%
50th	100%
75th	150%
85th	200% (max)
Scale is linear between shown points and units earned cannot exceed 100% of target if the Company’s stock price declines.

Revenue - 60% of total award factor
Financial Performance Achievement	% of Target Earned
< 92%	0%
92%	60%
100%	100%
110%	175%
Scale is linear between shown points, maximum award is 200%

Non-GAAP EBIT - 40% of total award factor
Financial Performance Achievement	% of Target Earned
< 82%	0%
82%	50%
100%	100%
120%	175%
Scale is linear between shown points, maximum award is 200%

The estimated value of Mr. Bunte’s equity award granted in May 2017 was allocated approximately 40% to TSR performance-based stock units, 29% to financial performance-based stock units and 31% to restricted stock units. The estimated value of Mr. Miiller’s equity award granted in May 2017 was allocated 31% to TSR performance-based stock units, 23% to financial performance-based stock units and 46% to restricted stock units. The estimated value of Mr. Carolan’s equity award granted in May 2017 was allocated 31% to TSR performance-based stock units, 23% to financial performance-based stock units and 46% to restricted stock units. As a result, Mr. Bunte was granted 13,821 TSR performance-based stock units. 13,821 financial performance-based stock units and 14,240 restricted stock units; Mr. Miiller was granted 6,108 TSR performance-based stock units. 6,108 financial performance-based stock units and 12,216 restricted stock units; and Mr. Carolan was granted 7,417 TSR performance-based stock units. 7,417 financial performance-based stock units and 14,834 restricted stock units. The performance conditions for the TSR performance share units granted to Mr. Bunte, Mr. Miiller, and Mr. Carolan are the same as described for Mr. Hammer above.

We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate award grants with the release of material non-public information. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, help provide meaningful retention incentives for executives and enhance stockholder value over time.

At the fiscal 2014 Annual Meeting of Stockholders of the Company held on August 21, 2014, the Company’s stockholders approved the formation of the Employee Stock Purchase Plan (the “ESPP”) to provide eligible employees the opportunity to become stockholders through the purchase of shares of the Company’s common stock. The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year. Messrs. Bunte, Miiller, and Carolan participated in the ESPP in fiscal 2018 and received nominal benefits related to the 15% discount on the purchase price of the Company’s stock.

Other benefits

Our executive officer’s participate in benefit programs that are substantially the same as all other eligible employees of our company. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan starting January 1, 2012.

Stock Ownership Guidelines

We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five (5) times their base annual retainer, or in the case of our CEO is equal to five (5) times the CEO’s current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these group’s interests with those of our stockholders.

We also have a policy that prohibits employees and directors from engaging in any hedging transactions, which are transactions that allow the holder to continue to own stock but without the full risks and rewards of ownership. When the holder no longer has the full risks and/or rewards of ownership, they may no longer have the same objectives as the Company and our other stockholders, and therefore such transactions are prohibited.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation Section 162(m) of the Code generally precludes our company from taking a tax deduction for individual compensation in excess of $1 million for our CEO and our three other highest-paid officers, other than the CFO, employed on the last day of any fiscal year. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code. The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based “compensation” exception under Section 162(m) and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer).  As a result, beginning in 2018, we will no longer be able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. Despite the Compensation Committee’s efforts to structure certain aspects of executive compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder as amended by the Act, including the uncertain scope of the transition relief under the Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to grant compensation that is not deductible and to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers fiscal 2018 compensation plans. The following results are based on the accounting principles that were used to prepare the fiscal 2017 consolidated financial statements included in this annual report. On April 1, 2017, we adopted Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” on a full retrospective basis and recast our historical results. See Note 2 of the audited financial statements included in our Form 10-K for the fiscal year ended March 31, 2017 for a discussion of recently issued accounting standards.

	Fiscal Year Ended March 31,
	2018	2017 (1)
	(in thousands except per share data)
Non-GAAP financial measures and reconciliation:
GAAP loss from operations	$(946)	$(1,242)
Noncash stock-based compensation	74,129	73,928
FICA and related payroll tax expense related to equity compensation	2,818	1,790
Non-GAAP income from operations	$76,001	$74,476
GAAP net loss	$(61,900)	$(508)
Noncash stock-based compensation	74,129	73,928
FICA and related payroll tax expense related to equity compensation	2,818	1,790
Equity in loss of affiliate	3,621	958
Noncash interest expense amortization	231	—
Non-GAAP provision for income taxes adjustment (1)	29,799	(29,119)
Non-GAAP net income	$48,698	$47,049
Diluted weighted average shares outstanding	47,469	46,621
Non-GAAP diluted net income per share	$1.03	$1.01

(1)	Adjusted from prior year as a result of the retrospective adoption of ASC 606, see Note 2 of the annual financial statements included in the 10-K for more information

(2)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in both fiscal 2018 and fiscal 2017.

Summary Compensation Table

The following table summarizes the compensation earned by our Principal Executive Officer, Principal Financial Officer and the other most highly paid executive officers whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”:

Name and Principal Position	Year	Salary	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
N. Robert Hammer	2018	$628,000	$5,141,161	$349,757	$115,546	(4)	$6,234,464
Chairman, President and	2017	619,000	5,736,338	872,970	105,384		7,333,692
Chief Executive Officer	2016	610,000	2,524,189	—	105,719		3,239,908
Alan G. Bunte	2018	541,000	2,682,202	287,000	20,360	(5)	3,530,562
Executive Vice President	2017	533,000	2,647,557	530,000	20,222		3,730,779
and Chief Operating Officer	2016	525,000	1,376,841	394,000	18,985		2,314,826
Brian Carolan	2018	397,000	1,851,506	191,000	17,634	(5)	2,457,140
Vice President and	2017	391,000	1,617,185	262,000	17,506		2,287,691
Chief Financial Officer	2016	360,769	1,297,612	196,000	13,447		1,867,828
Ron Miiller	2018	371,000	1,524,740	321,245	—		2,216,985
Senior Vice President of	2017	365,450	1,509,348	342,390	—		2,217,188
Worldwide Sales	2016	360,000	1,203,460	331,175	—		1,894,635

(1)
The amounts in this column represents the grant date fair value of restricted stock units and performance stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 9 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2018 for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Fiscal 2018 grants include both time-based and performance-based awards. See the “Long-Term Equity Incentive Awards” section in the Compensation Discussion and Analysis for details.

(3)
The amounts reported in this column consist of awards earned in fiscal 2018 under each executive officer non-equity incentive plan compensation. The full amount of the bonus paid was performance based. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation” in the Compensation Discussion and Analysis.

(4)
Mr. Hammer’s other annual compensation in fiscal 2018 included our payment of $55,302 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in New Jersey, $31,016 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $29,228 for transportation related costs.

(5)	The amounts reported in this caption primarily relate to transportation related costs, and 401(k) plan company matching contributions.

Fiscal 2018 salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2018 in proportion to the total compensation reported for each of our named executive officers was:

•	N. Robert Hammer: 16%

•	Alan G. Bunte: 23%

•	Brian Carolan: 24%

•	Ron Miiller: 31%

Grants of Plan Based Awards

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2018:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Options Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	Threshold (1)	Target (2)	Maximum (3)	Stock or Units(4)	Underlying Options	Awards ($/Sh)	Option Awards(5)
N. Robert Hammer	—	—	$369,000	$659,400	$—	—	—	$—	$—
	5/12/2017	5/12/2017	$—	$—	$—	80,278	—	$—	$5,141,161
Alan G. Bunte	—	—	$—	$541,000	$—	—	—	$—	$—
	5/12/2017	5/12/2017	$—	$—	$—	418,882	—	$—	$2,682,202
Brian Carolan	—	—	$—	$238,200	$—	—	—	$—	$—
	5/12/2017	5/12/2017	$—	$—	$—	29,668	—	$—	$1,851,506
Ron Miiller	—	—	$148,400	$371,000	$556,500	—	—	$—	$—
	5/12/2017	5/12/2017	$—	$—	$—	24,432	—	$—	$1,524,740

(1)
Represents the total threshold amount with respect to each applicable metric under the fiscal 2018 non-equity incentive plans for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. Mr. Hammer’s non-equity incentive compensation plan includes individual annual threshold amounts for total revenue and non-GAAP income from operations (EBIT). Mr. Miiller’s non-equity incentive compensation plan includes individual quarterly threshold amounts for worldwide commissionable software bookings; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Annual non-equity incentive plans for Messrs. Bunte and Carolan do not contain threshold amounts. See “Non-Equity Incentive Plan Compensation” above for more information on the plans and performance objectives for each of our named executive officers.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)
Annual non-equity incentive plan awards to Messrs. Hammer, Bunte and Carolan do not contain maximum pay-outs. Messrs. Miiller is entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.

(4)	Amounts in this column reflect restricted stock units granted during fiscal 2018 to a named executive officer under our 2016 Equity Incentive Plan.

(5)
The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 9 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Outstanding Equity Awards at Fiscal Year End

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2018:

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
N. Robert Hammer	12/12/2008	180,000	—	$11.12	12/12/2018	—	$—
	12/14/2009	84,154	—	$22.59	12/14/2019	—	$—
	10/14/2010	158,730	—	$26.83	10/14/2020	—	$—
	10/14/2011	218,750	—	$41.55	10/14/2021	—	$—
	10/12/2012	190,857	—	$56.57	10/12/2022		$—
	10/14/2013	193,929	—	$87.20	10/14/2023	—	$—
	10/14/2014	76,375	17,625	$45.44	10/14/2024	—	$—
	3/31/2015	19,322	4,458	$44.13	3/31/2025	951	$54,397
	10/15/2015	—	—	$—	—	19,100	$1,092,520
	5/13/2016	—	—	$—	—	59,663	$3,412,724
	5/12/2017	—	—	$—	—	80,278	$4,591,902
Alan G. Bunte	12/12/2008	135,000	—	$11.12	12/12/2018	—	$—
	12/14/2009	64,167	—	$22.59	12/14/2019	—	$—
	10/14/2010	139,683	—	$26.83	10/14/2020	—	$—
	10/14/2011	145,714	—	$41.55	10/14/2021	—	$—
	10/12/2012	152,550	—	$56.57	10/12/2022	—	$—
	3/14/2013	65,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	158,669	—	$87.20	10/14/2023	—	$—
	10/14/2014	100,640	23,225	$45.44	10/14/2024	3,871	$221,421
	10/15/2015	—	—	$—	—	10,416	$595,795
	5/13/2016	—	—	$—	—	27,535	$1,575,002
	5/12/17	—	—	$—	—	41,882	$2,395,650
Brian Carolan	12/12/2008	3,636	—	$11.12	12/12/2018	—	$—
	12/14/2009	10,940	—	$22.59	12/14/2019	—	$—
	10/14/2010	23,937	—	$26.83	10/14/2020	—	$—
	1/14/2011	6,897	—	$30.26	1/14/2021	—	$—
	10/14/2011	22,500	—	$41.55	10/14/2021	—	$—
	10/12/2012	35,256	—	$56.57	10/12/2022	—	$—
	3/14/2013	12,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	45,132	—	$87.20	10/14/2023	—	$—
	10/14/2014	36,806	8,493	$45.44	10/14/2024	2,832	$161,990
	10/15/2015	—	—	$—	—	5,658	$323,638
	5/13/2016	—	—	$—	—	16,515	$944,658
	5/12/2017	—	—	$—	—	29,668	$1,697,010

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Ron Miiller	10/14/2010	44,762	—	$26.83	10/14/2020	—	$—
	4/14/2011	12,000	—	$38.74	4/14/2021	—	$—
	10/14/2011	47,250	—	$41.55	10/14/2021	—	$—
	10/12/2012	48,816	—	$56.57	10/12/2022	—	$—
	3/14/2013	25,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	56,416	—	$87.20	10/14/2023	—	$—
	10/14/2014	41,407	9,555	$45.44	10/14/2024	3,185	$182,182
	10/15/2015	—	—	$—	—	4,958	$283,598
	5/13/2016	—	—	$—	—	15,414	$881,681
	5/12/2017	—	—	$—	—	24,432	$1,397,510

(1)
Unless otherwise indicated, all stock option and restricted stock unit awards granted to named executive officers vest quarterly in equal installments over a three or four-year period, except that the shares that would otherwise vest quarterly over the first twelve months do not vest until the first anniversary of the grant. The vesting commencement date for all stock options and restricted stock units is the grant date.

(2)
Computed based on the number of unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2018. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2018, the closing price of our common stock was $57.20 per share.

Option Exercises and Stock Vested

The following table sets forth information on the number and value of stock options exercised and restricted stock units vested during fiscal 2018 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
N. Robert Hammer	187,502	$6,922,257	109,842	$6,315,745
Alan G. Bunte	134,608	5,307,604	60,294	3,466,406
Brian Carolan	26,500	1,268,085	43,468	2,515,247
Ron Miiller	46,231	1,875,918	42,140	2,436,806

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of common stock at the time of exercise.

(2)	The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.

Employment Agreements

In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with bonus potential and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Tinton Falls, New Jersey or traveling on business for us. He is generally in Tinton Falls when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte. This agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement with Mr. Bunte provides that his annual salary shall be subject to annual review by our chief executive officer or his designee, and also provides that he shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of Mr. Bunte’s base salary. The agreement with Mr. Bunte provides that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of Mr. Bunte for any reason other than for cause or death, the agreement provides that, for a one-year period, Mr. Bunte will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for his and his dependents’ health insurance coverage. In addition, Mr. Bunte will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Bunte’s employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Bunte may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Bunte may not solicit our employees or customers for a period of one year following any termination of employment with us.

Change in Control Agreements

Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all equity awards held by Mr. Hammer shall immediately become exercisable or vested. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.

We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreement with Mr. Bunte provides that if a change in control of our company occurs and the employment of Mr. Bunte is terminated for reasons other than for cause within two years of the change in control, or if Mr. Bunte terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then Mr. Bunte shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of his annual base salary at the time of the change in control and all bonus payments made to him during the one-year period preceding the date of the change in control, and (2) health insurance coverage for him and his dependents for an 18 month period. The change of control agreements with Messrs. Carolan, and Miiller have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreement with Mr. Bunte provides that, for an 18 month period following the termination of employment, Mr. Bunte may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreement also prohibits Mr. Bunte from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Carolan, and Miiller are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2018, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
	Base Salary	Non-Equity Incentive Plan	Accelerated Vesting of Stock Options(1)	Accelerated Vesting of Restricted Stock Units(2)	Continuation of Medical Benefits (Present Value)	Total Compensation and Benefits
N. Robert Hammer
Death	$—	$349,757	$—	$—	$—	$349,757
Disability	—	349,757	—	—	—	349,757
Involuntary termination without cause or by non-extension of employment term	628,000	349,757	—	—	9,200	986,957
Change in Control	942,000	628,000	404,001	9,417,078	13,700	11,404,779
Alan G. Bunte
Death	—	287,000	—	—	—	287,000
Disability	—	287,000	—	—	—	287,000
Involuntary termination without cause or by non-extension of employment term	541,000	287,000	—	—	9,200	837,200
Change in Control	811,500	530,000	273,126	5,060,995	13,700	6,689,321
Brian Carolan
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	397,000	—	99,877	3,227,173	33,100	3,757,150
Ron Miiller
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	371,000	—	112,366	2,857,338	31,200	3,371,904

(1)
Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $57.20 closing price of our common stock on March 31, 2018.

(2)
Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $57.20 of our common stock on March 31, 2018.

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the Commvault Systems, Inc. 401(k) plan.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2017, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. Based on the results of the peer analysis, we revised our compensation program as shown below to align to the 50th percentile of the peer compensation data.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our Audit Committee, Compensation Committee and Nominations and Governance Committee receive an additional annual retainer of $30,000, $20,000 and $12,000, respectively;

•	The lead director receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our 2016 Equity Incentive Plan in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2018, we made an equity grant to our non-employee directors in August 2017 related to our fiscal 2018 award. This equity grant consists of 3,407 restricted stock units to each non-employee director in which the entire award will cliff vest in August 2018. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2018:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Joseph F. Eazor(2)	$54,500	$201,354	$255,854
Frank J. Fanzilli, Jr.(3)	62,000	201,354	263,354
Armando Geday(4)	60,000	201,354	261,354
Keith Geeslin(5)	72,000	201,354	273,354
F. Robert Kurimsky(6)	72,000	201,354	273,354
Vivie “YY” Lee (7)	—	116,659	116,659
Daniel Pulver(8)	92,000	201,354	293,354
Gary B. Smith(9)	64,000	201,354	265,354
David F. Walker(10)	87,000	201,354	288,354

(1)
The amounts in theses column represent the grant date fair value of restricted stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 9 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Mr. Eazor has 3,407 restricted stock units outstanding as of March 31, 2018.

(3)	Mr. Fanzilli has 35,750 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(4)	Mr. Geday has 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(5)	Mr. Geeslin has 24,500 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(6)	Mr. Kurimsky has a total of 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(7)	Ms. Lee has a total of 2,150 restricted stock units outstanding as of March 31, 2018.

(8)	Mr. Pulver has a total of 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(9)	Mr. Smith has 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(10)	Mr. Walker has 32,000 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

Employee Benefit Plans

2016 Omnibus Incentive Plan

On August 18, 2016, the Company’s stockholders approved the 2016 Incentive Plan. The 2016 Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, full value awards (including restricted stock awards, restricted stock units (including performance-based stock units) and, performance stock awards) based on, or related to, shares of the Company’s common stock and cash incentive awards which are contingent on performance.

Our Compensation Committee administers our 2016 Incentive Plan. The 2016 Incentive Plan essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to determine the type of awards that will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the 2016 Incentive Plan.

Options awarded under the 2016 Incentive Plan may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right (and vice versa). The exercise price of an option or stock appreciation right must be at least equal to the fair market value of a share of common stock on the date of grant (or, if greater, the part value of a share on the date of grant). Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date; provided, however, that, with limited exceptions, the minimum vesting period for a stock option under the 2016 Incentive Plan is one year. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires (and vice versa). Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the 2016 Incentive Plan, our Compensation Committee may grant full value awards to participants. A full value award entitles the participant to receive a full share of our common stock (or the equivalent value in cash), either upon grant or at the end of a specified period or based on satisfaction of performance conditions. Full value awards that can be granted under the 2016 Incentive Plan include awards such as restricted stock, restricted stock units (including performance stock units), and performance stock awards,. In the discretion of the committee, full value awards issued pursuant to the 2016 Incentive Plan may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the 2016 Incentive Plan; provided, however, that, with limited exceptions, the minimum vesting period for a full value award under the 2016 Incentive Plan is one year.

Our Compensation Committee determines the treatment of awards in the event of a change in control of our company or other corporate events affecting our common stock, such as stock dividends, stock splits, recapitalizations, mergers, and similar transactions. The Compensation Committee may make equitable adjustments to the number and kind of shares subject to awards and the exercise price of an award, can provide for replacement of awards or cancellation of awards and any other adjustments determined by the committee. In the event of a change in control of company, unless otherwise determined by the Committee, outstanding awards under the 2016 Incentive Plan will vest and become payable, subject to certain limitations, in the event the participant’s service is involuntarily terminated other than for cause within two years following the change in control.

Employee Stock Purchase Plan

The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of total compensation for our CEO compared to the median employee of Commvault. It should be noted that these rules provide a fair amount of flexibility, and the global composition of our workforce may contribute to a lack of comparability between our ratio and that of our peer companies.

For fiscal 2018:

•	The median annual compensation of our employees, excluding the CEO, was $119,077

•	The annual total compensation of our CEO, as reported in the Summary Compensation table, was $6,234,464

•	Therefore, the ratio of CEO compensation relative to the median employee is approximately 52 to 1

In determining this information, we identified the median employee by using the following methodology:

•	We selected March 1, 2018 as the date upon which we identified the employee population. We included all employees as of that date, with no exclusions

•
We utilized total cash compensation as our consistently applied compensation measure to identify our median employee. For this purpose, we defined total cash compensation as base wages plus any incentives (bonuses or commissions), and did not annualize any employees who were employed less than a full year and we did not make any adjustments, assumptions or estimates. For employees outside the United States, we converted cash compensation to U.S. dollars using the March 1, 2018 exchange rate

•	Using this methodology, we determined that our median employee was a full-time, salaried employee based in the United States.

Once the median employee was identified, we calculated annual compensation of the median employee using the same methodology we used to determine CEO compensation in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT
Commvault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2018 and in this proxy statement.

Compensation Committee
Keith Geeslin— Chairman
Frank J. Fanzilli, Jr.
Armando Geday

AUDIT COMMITTEE REPORT
General
The Audit Committee comprises four directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Messrs. Walker and Eazor qualify as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.
Report
The Audit Committee has furnished the following report:
The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2018 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16).
The Audit Committee has also received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.
The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2018 be included in our Annual Report on Form 10‑K for the fiscal year ended March 31, 2018 for filing with the SEC.

Audit Committee
David F. Walker — Chairman
Joseph F. Eazor
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2019, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2020 fiscal year, rather than the 2019 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young was engaged as our principal independent public accountants for fiscal years 1998 through 2018. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2018 and 2017 by our principal accounting firm, Ernst & Young:

	2018	2017
	(In thousands)
Audit fees	$1,964	$1,938
Audit-related fees	4	7
Tax fees	1,140	655
All other fees	—	—
	$3,108	$2,600

Audit Fees - all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC. Audit fees related to Commvault’s early adoption of ASC 606 are also included in audit fees.
Audit Related Fees - XBRL filing services and subscription to EY Online Research Tool.
Tax Fees - tax compliance; tax planning; and other tax advice. Fiscal 2018 includes fees related to analysis required by recent U.S. tax reform. In fiscal 2018 we also engaged Ernst & Young to prepare our annual transfer pricing studies.
All Other Fees - any other work that is not Audit, Audit-Related or a Tax Service.
In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2018 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3
APPROVAL OF THE OMNIBUS INCENTIVE PLAN,
AS AMENDED BY THE SECOND AMENDMENT
The Board recommends approval of the Company’s Omnibus Incentive Plan as amended by the Second Amendment.
Our Board of Directors believes it is important for employees to have an equity interest in the Company, and is recommending the 2016 Incentive Plan as amended by the Second Amendment to stockholders for approval so that the 2016 Incentive Plan can continue to operate. Increasing the number of Common Stock available for issuance is necessary to ensure that we have a sufficient number of Common Stock available for issuance under the 2016 Incentive Plan.

The Second Amendment increases the number of Common Stock reserved for delivery under the 2016 Incentive Plan by 2,000,000 shares of Common Stock. The Second Amendment does not amend or replace any other provisions of the 2016 Incentive Plan. The Second Amendment will become effective upon stockholder approval.
The following summary of the 2016 Incentive Plan, as amended by the Second Amendment, is qualified in its entirety by the complete text of the 2016 Incentive Plan contained in Exhibit 1 to the proxy.
Background

We previously maintained the Commvault Systems, Inc. 1996 Stock Option Plan and 2006 Long-Term Stock Incentive Plan (the “LTIP”, and together with the 1996 Stock Option Plan, the “Prior Plans”).
A total of 1.2 million shares of our common stock (“Common Stock”) currently remain available to be issued upon exercise or settlement of outstanding awards under the Prior Plans as of the date of this proxy statement. As of the date of this proxy statement 2,324,000 have been granted under the 2016 Incentive Plan. The 2016 Incentive Plan reserved a total of 3,550,000 shares of Common Stock. The Second Amendment will reserve a total 5,550,000 of shares of Common Stock for issuance under the 2016 Incentive Plan, reflecting an increase of 2,000,000 shares.
The 2016 Incentive Plan authorizes a broad range of awards including stock options (“Options”), stock appreciation rights (“SARs”), Full Value Awards (as more fully described below, including restricted stock, restricted stock units (“RSUs”), performance shares or units, and other stock-based awards) and cash-based awards. A person who has been granted an award under the 2016 Incentive Plan is referred to herein as a “Participant” in the 2016 Incentive Plan.
The 2016 Incentive Plan is not qualified under Section 401(a) of the Code, or, except for the deferred delivery of shares of Common Stock, subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.
On June 30, 2018, the last reported sale price of our Common Stock on the NASDAQ stock market was $65.85 per share.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under our Prior Plans and the 2016 Incentive Plan as of May 31, 2018:

Options Outstanding	4,026,000
Non-Vested Time Vesting Restricted Stock Units	1,675,137
Performance Vesting Shares Outstanding	407,566
Shares Available for Grant	1,089,000
Weighted Average Exercise Price of Outstanding Options	$50.27
Weighted Average Remaining Term of Options Outstanding	4.12

The following table summarizes our equity usage during the three most recent fiscal years:

Time Period	Time Vesting RSUs Granted	Stock Options Granted	Performance Shares Granted	Performance Shares Earned	Weighted Average Common Shares Outstanding (Diluted)
Fiscal 2018	960,000	—	194,000	81,000	45,242,000
Fiscal 2017	1,052,000	—	238,000	43,000	44,700,000
Fiscal 2016	1,410,000	148,000	133,000	—	46,489,000
Purpose and Overview
The purpose of the 2016 Incentive Plan is to

•	attract and retain persons who are eligible to participate in the 2016 Incentive Plan,

•
advance the our interests and the interests of our stockholders by providing persons who are eligible to participate in the 2016 Incentive Plan, upon whose judgment, initiative and efforts we largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, creating a link between performance and compensation,

•	provide incentive compensation opportunities that are competitive with other similar companies, and

•
further align the interests of 2016 Incentive Plan participants with those of our stockholders, and to thereby promote the long-term financial interests of us and our affiliated companies, including the growth in value of the our equity and long-term stockholder return.

Restriction on Repricing
The 2016 Incentive Plan includes a restriction providing that, without stockholder approval or other than as a result of adjustments in connection with corporate transactions, we cannot not decrease the exercise price of an Option or SAR after the date of grant or permit any Option or SAR to be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, in no event may an Option or SAR granted under the 2016 Incentive Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Common Stock.

Description of 2016 Incentive Plan
Administration
The 2016 Incentive Plan is administered by a committee (the “Committee”) of not fewer than two directors (or a greater number if required for compliance with certain securities laws) who are independent for purposes of stock exchange listing requirements and are non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). If an award is intended to constitute performance-based compensation for purposes of section 162(m) of the Code, including Options and SARs, the Committee will consist solely of two or more outside directors within the meaning of section 162(m) of the Code and applicable regulations. In the case of awards to outside directors, the Committee is the Board. The Committee selects award recipients under the 2016 Incentive Plan who will thereby become Participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the 2016 Incentive Plan and to adopt rules and procedures relating to the 2016 Incentive Plan and awards made thereunder. Subject to stock exchange lists rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the 2016 Incentive Plan to persons selected by it. The number and types of awards that will be granted to any one individual or category of individuals under the 2016 Incentive Plan in the future are not currently determinable, as the Committee will make these determinations in its discretion.

Eligibility
All officers, directors or other employees of us or a related company, consultants, independent contractors or agents of us or a related company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of us or a related company including, in each case, directors who are not employees of us or any related company (“Outside Directors”), are eligible to receive awards under the 2016 Incentive Plan and thereby become Participants in the 2016 Incentive Plan. Awards to a person who is expected to become a service provider to us or a related company cannot be effective prior to the date on which such person’s service begins. Incentive stock options (“ISOs”) may only be granted to employees of us and our corporate related companies which satisfy certain Code requirements. Generally, a company is a related company to us for any period during which we own (directly or indirectly) at least 50% of voting power or ownership interests in such entity or an entity that owns (directly or indirectly) at least 50% of the voting power of our stock.
Approximately 1,800 employees were eligible on an annual basis to receive awards under the Prior Plans and in fiscal 2018, we granted equity awards of the type authorized in the 2016 Incentive Plan to approximately 1,800 persons.

Shares of Common Stock Available for Awards
Awards may be made under the 2016 Incentive Plan with respect to Common Stock currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including shares of Common Stock purchased in the open market or in private transactions. At the discretion of the Committee, an award under the 2016 Incentive Plan may be settled in cash rather than Common Stock.
The maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan is equal to 3,550,000 shares. Assuming the second amendment to the 2016 Incentive Plan is approved, the maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan will be 5,550,000 shares. Any shares of Common Stock covered by an award under the 2016 Incentive Plan that is forfeited, expires or is terminated without issuance of shares of Common Stock (including shares of Common Stock that are attributable to awards that are settled in cash) and shares of Common Stock that are withheld in payment of taxes payable with respect to the vesting or settlement of a Full Value Award shall thereafter be available for further grants under the 2016 Incentive Plan. Shares of Common Stock that are tendered or withheld in payment of the exercise price of an Option or shares of Common Stock that are tendered or withheld in payment of taxes payable with respect to the exercise of an Option or SAR shall not be available for further grants under the 2016 Incentive Plan. Shares subject to a Stock Appreciation Right issued under the 2016 Incentive Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise shall not again become available for Awards or increase the number of shares available for grant.
The following additional limits apply to awards under the 2016 Incentive Plan:

•	no more than 3,550,000 shares of Common Stock may be subject to ISOs granted under the 2016 Incentive Plan;

•
the maximum number of shares of Common Stock that may be covered by Options and SARs that are intended to be performance-based compensation and that are granted to any one Participant in any one calendar year may not exceed 500,000 shares of Common Stock;

•
with respect to Full Value Awards that are intended to be performance-based compensation, the maximum number of shares of Common Stock that may be delivered pursuant to any such award granted to any one Participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 250,000 shares of Common Stock; and

•
in the case of Cash Incentive Awards (as described below) that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro-rated for performance periods of greater or lesser than twelve months) is $2,500,000.

In the case of Full Value Awards and Cash Incentive Awards that are intended to be performance-based compensation, if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert shares of Common Stock to cash (or vice versa). If delivery of cash or shares of Common Stock is deferred until after the cash or shares of Common Stock are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or shares of Common Stock are earned will be disregarded.
In no event shall the dollar value of any award granted to any Outside Director for any calendar year (determined as of the date of grant) exceed $500,000 ($1,000,000 for the initial year of directorship).
In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects the Common Stock such that the Committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2016 Incentive Plan, the Committee will make adjustments to awards in a manner that it determines to be equitable in its discretion. Actions that the Committee may take are:

•	adjustment of the number and kind of shares which may be delivered under the 2016 Incentive Plan (including adjustments to the individual limitations described above);

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding Options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation,

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

•
cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price.

Types of Awards
Options. The Committee may grant Options to purchase shares of Common Stock, which Options may be either ISOs or non-qualified stock options (“NQO”). The exercise price of an Option must be no less than the fair market value of a share of Common Stock on the date the Option is granted. ISOs may only be granted to employees of us or our permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An Option that does not satisfy the requirements for an ISO will be treated as a NQO. Except for reductions approved by our stockholders or adjustment for corporate transactions, the exercise price of an Option may not be decreased after the date of grant nor may an Option be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, except as approved by our stockholders, no Option granted under the 2016 Incentive Plan may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the Option is greater than the then fair market value of a share of Common Stock. Options will be exercisable in accordance with the terms established by the Committee. The full exercise price of each share of Common Stock purchased upon the exercise of any Option must be paid at the time of exercise of the Option (except if the exercise price is payable through the use of cash equivalents, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the exercise price of an Option may be payable in cash or cash equivalents, shares of Common Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable, including conformity with our recoupment or clawback policies as in effect from time to time. Except as provided by the Committee, an Option will expire on the earliest to occur of the following

•	the 30th day after the Participant’s employment or service terminates for any reason other than for cause (as defined in the 2016 Incentive Plan), or

•	the day on which the Participant’s employment or service terminates for cause.
In any event, an Option will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the Common Stock is listed).
SARs. A SAR entitles the Participant to receive the amount (in cash or shares of Common Stock) by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the shares of Common Stock at the time the SAR is granted. Generally, a SAR will be exercisable in accordance with the terms established by the Committee and SARs are generally subject to the same terms and restrictions as apply to Options as described above (except for matters, such as payment of the exercise price, which do not apply to SARs), including the prohibition on lowering of the exercise price, exchanges of the SAR for cash or other awards, the expiration date provisions, and the minimum vesting period.
Full Value Awards. A Full Value Award is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.
Cash Incentive Awards. A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
Except for awards granted under the 2016 Incentive Plan with respect to shares of Common Stock which do not exceed, in the aggregate, five percent of the total number of shares of Common Stock reserved for issuance pursuant to the 2016 Incentive Plan as described above, a Participant’s right to become vested in a Full Value Award, an Option or SAR is conditioned on the completion of a specified period of service with the Company or its related companies of at least one year, except if accelerated in the event of the Participant’s death or Disability.

Performance-Based Compensation
Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the principal executive officer, the principal financial officer or one of the company’s other three most highly compensated executives. Prior to 2018, “Performance-Based Compensation,” as defined under Internal Revenue Service rules and regulations, was excluded from this $1 million limitation. The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “Performance-Based” Compensation exception and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer).  Accordingly, although the 2016 Incentive Plan continues to include provisions relating to Performance-Based Compensation, we do not believe that the Performance-Based Compensation exception from Section 162(m) of the Code will apply to future awards under the 2016 Incentive Plan We do believe, however, that certain Awards granted under the 2016 Incentive Plan prior to the changes made by the Act will continue to qualify for the Performance-Based Compensation exception and that certain Awards granted under the Plan will qualify for transition relief applicable to certain arrangements in place on November 2, 2017, subject in all cases to the Compensation Committee’s ability to modify Awards.

Change in Control
If a Change in Control (as defined in the 2016 Incentive Plan) occurs prior to the date on which an award is vested and prior to the Participant’s separation from service, if such award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if the Participant’s service is involuntarily terminated by the Company or a related company (or any successor thereto), other than for cause, on or within two years following the Change in Control, then:

•	all outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable;

•	all outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable; and

•
all Full Value awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met taking into account actual performance and/or the passage of time, in accordance with the terms of the 2016 Incentive Plan and the applicable award agreement.

To the extent any provision of the 2016 Incentive Plan or an award agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code. In addition, if an award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the 2016 Incentive Plan.

Non-U.S. Employees
The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the 2016 Incentive Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the 2016 Incentive Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or a related company operates or has employees. The foregoing cannot be applied to increase the share limitations under the 2016 Incentive Plan or to otherwise change any provision of the 2016 Incentive Plan that would otherwise require the approval of our stockholders.

Other 2016 Incentive Plan Information
Awards under the 2016 Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order. Unless otherwise provided by the Committee, awards (other than an ISO) may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family) in accordance with rules established by the Committee.
All awards and other payments under the 2016 Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously-owned shares of Common Stock or shares of Common Stock to which the Participant is otherwise entitled under the 2016 Incentive Plan. Shares of Common Stock that have been held less than six months may only be used to satisfy minimum withholding requirements (or other rates that will not have a negative accounting impact).
The Board may, at any time, amend or terminate the 2016 Incentive Plan, and the Board or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2016 Incentive Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable). The provisions of the 2016 Incentive Plan that prohibit repricing of Options and SARs cannot be amended unless the amendment is approved by the our stockholders and no other amendment shall be made to the 2016 Incentive Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. Adjustment to awards made in connection with corporate transactions are not subject to the foregoing restrictions.

U.S. Federal Income Tax Considerations
The discussion which follows is a summary, based on current law, of some significant U.S. federal income tax considerations relating to awards under the 2016 Incentive Plan. The following is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2016 Incentive Plan. The Participant may also be subject to state and local taxes and employment taxes in connection with stock purchased under the 2016 Incentive Plan. The Participant should consult with an individual tax advisor to determine the applicability of the tax aspects of 2016 Incentive Plan participation in the Participant’s personal circumstances. The Company suggests that Participants subject to taxation in other countries other than the United States consult their individual tax advisors in such jurisdictions.
NQOs. The grant of an NQO will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and we will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISO. The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of us or a corporate subsidiary during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.
The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise. We will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.
We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.
Parachute Payments. Any acceleration of the vesting or payment of awards under the 2016 Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a twenty percent excise tax and preclude deduction by the Company.
Equity Compensation Plan Information
The following table provides information as of March 31, 2018 with respect to the shares of our common stock that may be issuable upon the exercise of options, warrants and rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities that Remained Available for Future Issuance Under Equity Plans (Excluding Securities Reflected in Column (a)(c)
Equity compensation plans approved by security holders	6,568,000	$50.45	1,742,000
Equity compensation plans not approved by security holder	—	—	—
Totals	6,568,000	$50.45	1,742,000

The Board of Directors recommends that you vote FOR approval of the 2016 Incentive Plan as amended by the Second Amendment.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers whose compensation is reported in the compensation tables that appear earlier in this proxy statement as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.
Because Proposal No. 4 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy) on this proposal.
The Board of Directors recommends that you vote FOR the approval of executive compensation.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation - Commvault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.
SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or other electronic means. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2019, the proposal must be received by March 11, 2019.
Other Stockholders Proposals - Discretionary Voting Authority and Bylaws
With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2019 annual meeting not included by or at the direction of the Board of Directors must be received no later than April 10, 2019.

HOUSEHOLDING
Please note we may deliver a single copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a single set of our annual report for the fiscal year ended March 31, 2018 and our proxy statement, to households at which two or more stockholders reside, unless an affected stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724. Directions to our Annual Meeting can be obtained by calling 732-870-4000. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2018 is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

COMMVAULT

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., EST, on August 23, 2018.

Vote by Internet

- Go to **www.investorvote.com/CVLT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors:

	For	Against	Abstain
01 - N. Robert Hammer	☐	☐	☐
02 - Keith Geeslin	☐	☐	☐
03 - Gary B. Smith	☐	☐	☐
04 - Vivie "YY" Lee	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2019.	☐	☐	☐
3. Approve amendment providing additional shares for grant under the Company's Omnibus Incentive Plan.	☐	☐	☐
4. Approve, by non-binding vote, the Company's executive compensation.	☐	☐	☐

5. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02V1BA

Annual Meeting Materials are available at:
www.investorvote.com/CVLT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMMVAULT

REVOCABLE PROXY — COMMVAULT SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 23, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint N. Robert Hammer, Brian Carolan and Warren H. Mondschein, and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on June 29, 2018 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., local time, Thursday, August 23, 2018, at the Company's offices located at 1 Commvault Way, Tinton Falls, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)